EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:Steve Filton

Chief Financial OfficerJuly 10, 2020

610-768-3300

UNIVERSAL HEALTH SERVICES, INC.

ANNOUNCES FINAL SETTLEMENT RESOLVING THE GOVERNMENT’S INVESTIGATION OF OUR BEHAVIORAL HEALTH CARE FACILITIES

KING OF PRUSSIA, PA - Universal Health Services, Inc. (NYSE: UHS; the “Company”) has filed a Form 8-K with the Securities and Exchange Commission announcing that it has finalized definitive settlement agreements resolving the civil aspects of investigations of its behavioral health care facilities conducted by the U.S. Department of Justice, Office of the Inspector General for the Department of Health and Human Services (“OIG-HHS”) and various state attorneys general.

Pursuant to the terms of the settlement agreements, which were consistent with the agreement in principle previously announced in July, 2019, on July 9, 2020, the Company made net aggregate payments of approximately $117.3 million, which is net of approximately $9.7 million of aggregate funds previously withheld from us, and before accrued interest and related fees, costs and individual claims due to or on behalf of third-parties amounting to approximately $6.2 million in the aggregate. The final aggregate settlement amounts, together with accrued interest and related fees and costs, did not differ materially from the reserves previously established in connection with this matter.

The Company denies the allegations raised in this matter and the settlement does not constitute a finding of improper conduct or failure to provide appropriate care and treatment in accordance with governing rules and regulations or an admission of facts or liability by the Company or any of its subsidiary behavioral health facilities. UHS is pleased to have resolved this matter to avoid future distractions and the high costs of litigation, while ensuring that our focus remains steadfast on providing excellent care to our patients and their families.

As a condition of this settlement, UHS has entered into a Corporate Integrity Agreement (“CIA”) with the OIG-HHS.  Notwithstanding, UHS already has a compliance program in existence which includes elements required by the CIA. The Company’s existing compliance program makes it well positioned to comply with the obligations of the CIA going forward.

About Universal Health Services, Inc.

One of the nation’s largest and most respected providers of hospital and healthcare services, Universal Health Services, Inc. has built an impressive record of achievement and performance. Growing steadily since our inception into an esteemed Fortune 500 corporation, our annual revenues were approximately $11.4 billion during 2019. In 2020, UHS was again recognized as one of the World’s Most Admired Companies by Fortune; in 2019 ranked #293 on the Fortune 500; and in 2017, listed #275 in Forbes inaugural ranking of America’s Top 500 Public Companies.

Our operating philosophy is as effective today as it was 40 years ago, enabling us to provide compassionate care to our patients and their loved ones.  Our strategy includes building or acquiring high quality hospitals in rapidly growing markets, investing in the people and equipment needed to allow each facility to thrive, and becoming the leading healthcare provider in each community we serve.

Headquartered in King of Prussia, PA, UHS has more than 90,000 employees and through its subsidiaries operates 26 acute care hospitals, 331 behavioral health facilities, 42 outpatient facilities and ambulatory care access points, an insurance offering, a physician network and various related services located in 37 U.S. states, Washington, D.C., Puerto Rico and the United Kingdom. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT).  For additional information on the Company, visit our web site: http://www.uhsinc.com.

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